Exhibit 9.2

CRAY FAMILY TRUST

FIRST AMENDMENT

This First Amendment to the Cray Family Trust is entered into by and between Cloud L. Cray, Jr. and Richard B. Cray, Trustors, and Cloud L. Cray, Jr., Richard B. Cray and Laidacker Seaberg, Trustees, this 13th day of November, 1980.

W I T N E S S E T H

WHEREAS, the Cray Family Trust (“Trust”) was established on the 4th day of April, 1975; and

WHEREAS, the Trustors desire to increase the number of persons who may act as Successor Trustees.

NOW, THEREFORE, BE IT AGREED: That said Cray Family Trust be amended as follows:

I

Paragraph 2 of Article V is hereby deleted in its entirety and the following is substituted in lieu thereof:

2.  Each Trustee shall have the power to name and appoint an individual to succeed such Trustee in office as a Successor Trustee. It is the direction of the Trustees that there shall always be three (3) individual Trustees. To qualify as a Successor Trustee to an original Trustee, an individual must be both active as a major officer (i.e., chief executive officer, chief operating officer, executive vice president, vice president, secretary, treasurer or equivalent) and a shareholder of Midwest Solvents Company, Inc., or Midwest Grain Asset Company, Inc., or any successor corporation thereof, or any corporation which is a member of a “controlled group of corporations” of which Midwest Solvents Company, Inc., or Midwest Grain Asset Company, Inc., or any successor thereof, is a member. For this purpose, the meaning of the term “controlled group of corporations” shall be as that set forth in Section 1563(a) of the Internal

Revenue Code of 1954, as amended as of July 9, 1979. Such Successor Trustee must have both such qualifications at the time he succeeds as a Successor Trustee and must fulfill both qualifications to maintain his Trusteeship as a Successor Trustee. Each Successor Trustee who resigns, becomes incapacitated or is no longer qualified shall choose his Successor Trustee who at the time of his succession and thereafter must meet the two qualifications. A Trustee whether original or Successor may name his own Successor at any time and may withdraw the document naming the Successor prior to the Successor’s taking office with or without substituting a new Successor. In the event an office of one of the Trustees is vacant and the prior Trustee in such office has not chosen an individual Successor Trustee then the other two Trustees shall select the third Trustee who shall be deemed to be a Successor Trustee hereunder. In the event there is only one Trustee in office then such sole Trustee shall name two other individuals who shall each become a Successor Trustee.

IN WITNESS WHEREOF, the Trustees have caused this instrument to be executed on the 13th day of November, 1980.

Witness	/s/ Robert G. Booe	/s/ Cloud L. Cray, Jr.
Cloud L. Cray, Jr.

Witness	/s/ Robert G. Booe	/s/ Richard B. Cray
Richard B. Cray

“TRUSTORS”

The undersigned, Trustees of the Cray Family Trust, have caused this instrument to be executed on the 13th day of November, 1980 and agree as Trustees to accept said instrument.

Witness	/s/ Robert G. Booe	/s/ Cloud L. Cray, Jr.
Cloud L. Cray, Jr.

Witness	/s/ Robert G. Booe	/s/ Richard B. Cray
Richard B. Cray

Witness	/s/ Robert G. Booe	/s/ Laidacker M. Seaberg
Laidacker M. Seaberg

“TRUSTEES”

The undersigned, the income beneficiary of that portion of the Cray Family Trust which was subject to a general power of appointment by Cloud L. Cray, Sr., hereby approves and agrees to this First Amendment to the Cray Family Trust.

Witness	/s/ (Illegible)	/s/ Harold E. Parker, Pres.
“Income Beneficiary”

The undersigned, the remainderman of that portion of the Cray Family Trust which was subject to a general power of appointment by Cloud L. Cray, Sr., hereby approves and agrees to this First Amendment to the Cray Family Trust.

Witness	/s/ (Illegible)	/s/ Harold E. Parker, Pres.
“Remainderman”